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                                                                   EXHIBIT 3(A)


                          ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                          FIDELITY NATIONAL CORPORATION
                    DESCRIBING NON-CUMULATIVE EIGHT PERCENT
                      CONVERTIBLE PREFERRED STOCK, SERIES A

                                       I.

          The name of the corporation is FIDELITY NATIONAL CORPORATION.

                                       II.

         Pursuant to the authority conferred on the Board of Directors of the Company by the Articles of Amendment to the Articles of Incorporation of Fidelity National Corporation, and pursuant to the provisions of Section 14-2-602 of the Georgia Corporation Code, the Board of Directors, by unanimous written consent dated May 15, 1997, in lieu of a meeting, adopted resolutions fixing the powers, preferences and rights and the qualifications, liquidations or restrictions of the Non-Cumulative 8% Convertible Preferred Stock, Series A, which resolution is as follows:

                  NOW THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred shares of the Company, consisting of 4,000,000 shares designated as "Non-Cumulative 8% Convertible Preferred Stock, Series A" and does hereby fix and determine the powers, preferences and rights relating to said Non-Cumulative 8% Convertible Preferred Stock, Series A, as hereinafter set forth.

                  The relative powers, preferences and rights granted to the Non-Cumulative 8% Convertible Preferred Stock, Series A, or the holders thereof are as follows:

                  1. Designation. The Non-Cumulative 8% Convertible Preferred Stock, Series A, shall be designated "Series A Preferred Stock" and shall have a Stated Value of $6.25 per share. The Series A Preferred Stock and any other series of preferred stock authorized by the Board of Directors of this Company are hereinafter collectively referred to as the "Preferred Stock."

                  2. Authorized Number. The number of shares constituting the Series A Preferred Stock shall be 4,000,000 shares.

                  3. Non-Cumulative Dividends.

                           (a) The holders of the Series A Preferred Stock shall be entitled to receive cash dividends payable quarterly in arrears, out of any funds legally available therefor, payable in preference and priority to any payment of any distribution on the Common Stock and on any Preferred Stock of any class or
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         series ranking junior to the Series A Preferred Stock when and as declared by the Board of Directors. Each quarterly dividend shall be in an amount equal to one fourth of the product of (i) Stated Value of the Series A Preferred Stock times (ii) the Annual Dividend Rate (as hereinafter defined) and shall be payable for each Dividend Period (as hereafter defined) to the holders of record of the Series A Preferred Stock on the first day of each January, April, July and October immediately following the Dividend Period, on the 15th day of each January, April, July and October immediately following the Dividend Period. The first dividend on each share of Series A Preferred Stock shall be prorated from the date of issuance of such share of Series A Preferred Stock to the last day of the Dividend Period in which the Series A Preferred Stock was issued.

                           (b) The right to dividends on the Series A Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on such shares are not declared or paid, in whole or in part, for any Dividend Period whether or not the earnings and/or capital surplus of the Company were sufficient to pay the dividend in whole or in part.

                           (c) The Annual Dividend Rate shall mean the annual rate of eight percent (8%).

                           (d) No distribution shall be paid on any shares of Common Stock or on shares of Preferred Stock ranking junior to the Series A Preferred Stock in liquidation, with a record date during a Dividend Period unless a full dividend has been declared and is payable or has been paid with respect to all outstanding shares of Series A Preferred Stock to holders of record thereof during the same Dividend Period.

                           (e) A "Dividend Period" is a three calendar month period commencing on January 1, April 1, July 1 or October 1.

                           (f) For purposes of this Section 3, unless the context otherwise requires, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock or securities convertible into Common Stock, or the purchase or redemption of shares of Common Stock of the Company (other than redemptions made in accordance with this Articles of Amendment or repurchases of Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase) for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Company.


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                  4. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, distributions to the holders of capital stock of the Company shall be made in the following manner:

                           (a) The holders of the Series A Preferred Stock and the holders of any Preferred Stock which ranks pari passu with the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of any other shares of capital stock of the Company by reason of their ownership of such capital stock, an amount per outstanding share of Preferred Stock equal to the liquidation preference ("Liquidation Preference") with respect to each such series of Preferred Stock, plus all declared but unpaid dividends with respect to such shares. The Series A Preferred Stock shall have a Liquidation Preference of $6.25 per share.

                           (b) If upon the occurrence of such event, the assets and funds thus distributed among the holders of all series of the Preferred Stock shall be insufficient to permit the payment to all such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution shall be ratably distributed first to the holders of any Series A Preferred Stock and any series of Preferred Stock which ranks pari passu with the holders of Series A Preferred Stock, until the entire amount of such liquidation preference has been distributed, and thereafter ratably among the holders of any remaining series of Preferred Stock in proportion to the amount of the respective liquidation preference of each remaining series of Preferred Stock.

                           (c) After payment has been made to the holders of Preferred Stock of the full amounts to which they shall be entitled as aforesaid, all remaining assets of the Company shall be distributed ratably on a per share basis among the holders of Common Stock.

                  5. Optional Redemption by Company.

                           (a) At any time after the earlier of (i) the second anniversary of the issuance of the Series A Preferred Stock or
         (ii) the last day of a period of ten (10) consecutive trading days on which the closing price of a share of Common Stock on each such day shall equal or exceed $10.00 (adjusted in the event of any stock split, stock dividend, reorganization, merger or other similar action), the Company may, if it may lawfully do so (upon prior approval of all required governmental agencies, including the Federal Reserve Board if applicable) and at the option of the Board of Directors, from any source of funds legally available therefor, redeem in whole or in part the Series A Preferred Stock by paying in cash therefor the sum of $6.25 per share with


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         respect to the Series A Preferred Stock, plus all declared but unpaid dividends for each share of Series A Preferred Stock (such total amount is hereinafter referred to as the "Redemption Price").

                           (b)      At least thirty (30) but not more than sixty
         (60) days prior to the date fixed for any redemption of the Series A Preferred Stock (hereinafter referred to as the "Redemption Date"), written notice shall be mailed, postage prepaid, to each holder of record of the Series A Preferred Stock to be redeemed, at the post office address last shown on the records of the Company, or given by the holder to the Company for the purpose of notice, of the Company's election to redeem any or all of the then outstanding Series A Preferred Stock, specifying the Redemption Date, the Redemption Price, the number of shares to be redeemed from all such holders, the place at which payment may be obtained and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate and calling upon such holder to surrender to the Company, in the manner and at the place designated, the certificate or certificates representing the shares to the Company to be redeemed (the "Redemption Notice"). On or after the Redemption Date, the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof for the number of shares of Series A Preferred Stock to be redeemed in the manner and at the place described in the Redemption Notice. If less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of such shares as holders of the Series A Preferred Stock of the Company (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or deemed to be outstanding for any purpose whatsoever. If the funds of the Company legally available for redemption of shares of Series A Preferred Stock (including, but not limited to, limitations imposed by governmental agencies, including the Federal Reserve Board) on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed in accordance with their respective redemption amounts. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the


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         rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Company has become obligated to redeem on any Redemption Date but which it had not redeemed. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by the Company for redemption by lot or pro rata or by any other method determined by the Company in its sole discretion to be equitable.

                           (c) Upon the Redemption Date, the Company shall deposit or shall cause to be deposited as a trust fund the applicable Redemption Price of all shares of the Series A Preferred Stock designated for redemption in the Redemption Notice and not yet converted with a bank or trust company, such deposit being for the benefit of the respective holders of the shares of Series A Preferred Stock to be redeemed. Any monies so deposited pursuant to this subsection 5(c) for the redemption of shares of Series A Preferred Stock which are converted into shares of Common Stock pursuant to
         Section 7 hereof shall be returned to the Company forthwith upon such conversion. Simultaneously, the Company shall deposit irrevocable instructions and authority with such bank or trust company to pay, on and after the Redemption Date, the Redemption Price of the Series A Preferred Stock to the holders thereof upon surrender of their certificates. The balance of any monies deposited by the Company pursuant to this subsection 5(c) remaining unclaimed at the expiration of two (2) months following the Redemption Date shall thereafter be returned to the Company upon its request; provided, that the holder of the Series A Preferred Stock to which such monies would be payable hereunder shall be entitled, upon proof of the holder's ownership of the Series A Preferred Stock and payment of any bond requested by the Company, to receive such monies but without interest from the Redemption Date.

                           (d) All shares of Series A Preferred Stock redeemed by the Company shall be retired and canceled and the Board of Directors shall cause to be taken all action necessary to restore such shares to the status of authorized but unissued shares of Preferred Stock.

                  6. Voting Rights. The holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which a share of Series A Preferred Stock could be converted on the record date for the vote or consent of shareholders and shall have voting rights and powers equal to the voting rights and powers of the holders of Common Stock. The holder of each shares of Series A Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the By-Laws of the


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         Company and shall vote with the holders of the Common Stock upon any matter submitted to a vote of shareholders and to vote thereon, except those matters required by law to be submitted to a class vote.

                  7. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows ("Conversion Rights"):

                           (a) The Conversion Price shall be $7.19. Series A Preferred Stock issued on different dates may have different Conversion Prices.

                           (b) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of each such share of Series A Preferred
         Stock and prior to the Redemption Date as may have been fixed in any Redemption Notice, at the office of the Company or any transfer agent for the Series A Preferred Stock, into Common Stock as more fully described below. In the event of a call for redemption of shares of Preferred Stock pursuant to Section 5 hereof, the Conversion Rights shall terminate at the close of business on the day immediately preceding the Redemption Date, unless default is made in payment of the Redemption Price. Each share of Series A Preferred Stock may be converted into such number of fully paid and nonassessable shares of Common Stock ("Conversion Ratio") equal to the quotient of (i) $6.25 divided by (ii) the Conversion Price. The Conversion Ratio shall be subject to the adjustments described below.

                           (c) No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock, and any shares of Series A Preferred Stock surrendered for conversion which would otherwise result in a fractional share of Common Stock shall be redeemed for the then fair market value thereof as determined by the Company's Board of Directors. If more than one share of Series A Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock to be issued upon conversion shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

                           (d) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor at the office of the Company or of any transfer agent for the Series A Preferred Stock and shall give written notice to the Company at such office that it elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of the holder, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person


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         or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  8. Adjustments to Conversion Ratio.

                           (a) If the Company shall at any time subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock (including upon a stock dividend or stock split), the Conversion Ratio then in effect for each series of Preferred Stock immediately before that subdivision shall be proportionately increased, or, if the Company shall at any time combine the outstanding shares of Common Stock without an equivalent combination of the series of Preferred Stock (including a reverse stock split), the Conversion Ratio then in effect for such series of Preferred Stock immediately before that combination shall be proportionately decreased. Any adjustment under this subsection 8(a) shall become effective at the time the subdivision or combination becomes effective.

                           (b) If the Common Stock issuable on conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the holder of the Preferred Stock shall, upon conversion of the Common Stock, be entitled to receive, in lieu of the Common Stock which the holder would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holder if the holder had exercised the holder's right of conversion of such series of Preferred Stock immediately before that change.

                           (c) If at any time there shall be a capital reorganization of the Company's Common Stock (other than a subdivision, combination, reorganization, reclassification or exchange of shares provided for elsewhere in this Section 8), then, as part of such reorganization, lawful provision shall be made so that the holder of each series of Preferred Stock shall thereafter be entitled to receive upon conversion of such series of Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such reorganization, to which a holder of the Common Stock deliverable upon conversion of such series of Preferred Stock would have been entitled on such capital reorganization, if such series of Preferred Stock had been converted immediately before the capital reorganization. The provisions of Sections 7 and 8 shall be applicable after that event as nearly equivalently as may be practicable.


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                           (d)      In the event the Company shall declare a
         distribution on its Common Stock payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends or options or rights) not referred to in subsection 8(a), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

                           (e) The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or provisions of this Section 8 and shall take all such action as may be reasonably necessary or appropriate in order to protect the Conversion Rights of the holders of each series of Preferred Stock against impairment.

                           (f) Upon the occurrence of each adjustment or readjustment of the Conversion Ratio for each series of Preferred Stock, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of each series of Preferred Stock a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

                           (g) In the event of the establishment by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of each series of Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

                           (h) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of each series of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of


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         Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                           (i) Any notices required by the provisions of this Section 8 to be given to the holders of shares of each series of Preferred Stock shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to each holder of record at the holder's address appearing on the books of the Company.

                  9. Protective Provisions. So long as shares of any series of Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of at least a majority of the shares of that series of Preferred Stock, voting as a single class:

                           (i) alter or change the powers, preferences or rights of the shares of that series of Preferred Stock so as to affect adversely such shares, except that the amount of the dividend and the applicable Conversion Ratio may not be changed without the approval of the holder of such Preferred Stock; or

                           (ii) increase the authorized number of shares of that series of Preferred Stock; or

                           (iii) create any new class or series of equity securities having a preference over the Series A Preferred Stock with respect to dividends or liquidation rights; provided, that the Company may create any new classes or series of Preferred Stock which is (are) pari passu with the Series A Preferred Stock without obtaining any approval of the holders of the outstanding Series A Preferred Stock.




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